Exhibit 99.1

January 30, 2019	For More Information Contact:
For Immediate Release	Mark D. Curtis, SEVP, CFO and Treasurer
(516) 671-4900, Ext. 7413

THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES

18.4% INCREASE IN NET INCOME AND 14.0% INCREASE IN EPS FOR 2018

Glen Head, New York, January 30, 2019 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported increases in net income and earnings per share for the three and twelve months ended December 31, 2018.  In the highlights that follow, all comparisons are of the current three or twelve-month period to the same period last year unless otherwise indicated.

2018 HIGHLIGHTS

•	Net Income increased 18.4% to $41.6 million from $35.1 million
•	EPS increased 14.0% to $1.63 from $1.43
•	ROA and ROE were 1.00% and 11.09%, respectively, compared to .95% and 10.51%
•	Book Value Per Share increased 6.3% to $15.27 at 12/31/18 from $14.37 at 12/31/17
•	Dividends Per Share increased 10.3% to $.64 from $.58
•	Effective Tax Rate of 10.9% versus 22.0%
•	The Credit Quality of the Bank’s loan and securities portfolios remains excellent

FOURTH QUARTER HIGHLIGHTS

•	Net Income increased 33.4% to $10.1 million from $7.6 million
•	EPS increased 30.0% to $.39 from $.30
•	Net Interest Margin increased 11 basis points to 2.68% from 2.57% last quarter
•	Steps taken to stabilize net interest margin have been effective but downward pressure is ongoing

Analysis of 2018 Earnings

Net income for 2018 was $41.6 million, an increase of $6.5 million, or 18.4%, over 2017.  The increase is attributable to increases in net interest income of $6.0 million, or 6.2%, and noninterest income, before securities losses, of $2.7 million, or 26.5%, and decreases in the provision for loan losses and income tax expense of $6.6 million and $4.8 million, respectively.  These items were partially offset by an increase in noninterest expense of $5.1 million, or 9.2%, and securities losses of $10.4 million in 2018 versus $1.9 million last year.

The increase in net interest income is primarily attributable to growth in the average balance of loans of $419.4 million, or 15.2%, and improved yield on the taxable securities portfolio largely resulting from portfolio restructuring activities.  The positive impact of these items was partially offset by higher funding costs and a decline in prepayment penalties and late charges of $758,000.  Substantially all the loan growth occurred in commercial and residential mortgage loans.  Loan growth was funded with increases in the average balances of noninterest-bearing checking deposits, interest-bearing deposits, borrowings and stockholders’ equity.  Substantial contributors to the growth in deposits were new branch openings, the

Bank’s ongoing municipal deposit initiative, deposit promotions and the issuance of brokered certificates of deposit.  The growth in stockholders’ equity was substantially attributable to net income and the issuance of shares under the Corporation’s Dividend Reinvestment and Stock Purchase Plan (the “DRP Plan”), partially offset by cash dividends declared, a decline in the after-tax value of available-for-sale securities and share purchases under the Corporation’s Stock Repurchase Program.

Net interest margin for 2018 was 2.64%, down 27 basis points from 2.91% for 2017.  The decrease in net interest margin is largely attributable to:

•	A reduction in the statutory federal income tax rate from 35% in 2017 to 21% in 2018;
•	Yield curve flattening resulting from a significant increase in the federal funds target rate with lesser increases in intermediate and longer-term interest rates;
•	Timing differences between the repricing of interest-earning assets and interest-bearing liabilities in a rising rate environment;
•	Competitive market pressure to raise deposit rates to fund growth and protect against deposit outflows; and
•	A reduction in prepayment penalties and late charges from $2.1 million in 2017 to $1.3 million in 2018.

Management has implemented and will continue to implement a variety of measures designed to stabilize net interest margin.  These measures slowed the rate of decline in quarterly net interest margin in the second and third quarters of 2018 and made a significant contribution to the fourth quarter increase.  They include, among others, the following:

•	Reducing overall balance sheet growth by slowing loan growth and reducing the related need for funding;
•	Changing the mix of loans being originated toward higher yielding commercial mortgages rather than lower yielding residential mortgages;
•

Restructuring the securities portfolio by selling lower yielding securities and replacing them with higher yielding securities or using the proceeds to eliminate inefficient leverage by paying down borrowings; and

•	Hedging a portion of short-term borrowings with interest rate swaps and thereby providing a degree of net interest margin protection in the event of an increase in overnight borrowing rates.

In addition to stabilizing net interest margin, slowing loan growth contributed to the reduction in the provision for loan losses this year.  Reducing the need for funding enabled the Bank to slow the pace of new branch openings thereby resulting in significant noninterest expense savings.  The pre-tax and after-tax loss in 2018 on securities portfolio restructuring activities totaled $10.4 million and $7.5 million, respectively, and the earn-back period, excluding the deleveraging transaction, is approximately 2.0 years.  Interest income and net interest margin in 2019 are expected to benefit from these transactions by approximately $3.7 million and 11 basis points, respectively, which will help to mitigate the ongoing downward pressure on net interest margin.

The mortgage loan pipeline at year-end 2018 was a modest $61 million, reflecting management’s tempered approach to loan growth.

The reduction in the provision for loan losses for 2018 versus 2017 is mainly due to improved economic conditions, a decline in historical loss rates and less loan growth in the current year, partially offset by a larger decline in specific reserves in 2017.  Net chargeoffs were essentially unchanged in 2018, amounting to $1.2 million versus $1.1 million last year.

The increase in noninterest income, before securities losses, of $2.7 million, or 26.5%, is primarily attributable to a gain on the sale of bank premises of $1.2 million, a $565,000 bank-owned life insurance (“BOLI”) death benefit and increases of $566,000 in cash value accretion on BOLI and $356,000 in the net credit relating to the non-service cost components of the Bank’s defined benefit pension plan.  Cash value accretion increased because of purchases of BOLI during the first quarters of 2017 and 2018 of $25 million and $20 million, respectively.  The sale of bank premises consisted of the land and building of one bank branch whose deposits will be consolidated with a nearby branch.

The increase in noninterest expense of $5.1 million, or 9.2%, is primarily attributable to increases in salaries of $2.6 million, or 10.1%, employee benefits and other personnel expense of $1.3 million, or 17.5%, and occupancy and equipment expense of $1.4 million, or 14.1%.  Partially offsetting these increases was a valuation allowance of $725,000 recorded in the fourth quarter of 2017 on other real estate owned.  The increase in salaries is primarily due to new branch openings, additions to staff in the back office, normal annual salary adjustments and special salary-related accruals recorded in 2018.  The increase in employee benefits and other personnel expense is largely due to increases in incentive compensation expense, retirement plan expense and payroll tax expense.  The increase in occupancy and equipment expense is primarily due to the operating costs of new branches, increases in maintenance and repairs expense and a growth-related increase in depreciation on the Bank’s facilities and equipment.

The decrease in income tax expense of $4.8 million is due to: (1) a reduction in the statutory federal income tax rate from 35% in 2017 to 21% in 2018; (2) recognition in 2018 of tax benefits of New York State and New York City net operating loss carryforwards that originated in 2017 of $542,000; (3) recognition of $717,000 in tax benefits related to accelerated tax depreciation resulting from a cost segregation study; and (4) higher tax benefits in the 2018 period from BOLI.  These items are the major contributors to the decline in the Corporation’s effective tax rate from 22.0% in 2017 to 10.9% in 2018.  Management expects the Corporation’s effective tax rate to normalize in the range of 15% to 16% in 2019.

Analysis of Earnings – Fourth Quarter 2018 Versus Fourth Quarter 2017

Net income for the fourth quarter of 2018 was $10.1 million, representing an increase of $2.5 million, or 33.4%, over $7.6 million earned in the same quarter last year.  The increase is primarily attributable to increases in net interest income of $1.8 million and noninterest income, before securities losses, of $1.5 million, and a decrease in the provision for loan losses of $4.0 million.  These items were partially offset by increases in noninterest expense and income tax expense of $446,000 and $765,000, respectively, and securities losses of $5.4 million in 2018 versus $1.9 million in 2017.

The increase in net interest income largely occurred for the same reasons discussed with respect to the full year period and because of an increase in prepayment penalties and late charges of $283,000. The increase in noninterest income, before securities losses, was mainly due to the aforementioned gain on the sale of bank premises and higher cash value accretion on BOLI.  The decrease in the provision for loan losses was primarily attributable to improved economic conditions and lower loan growth and lower net chargeoffs in the fourth quarter of 2018, partially offset by a decrease in specific reserves in the 2017 period.  The increase in noninterest expense largely occurred for the same reasons discussed with respect to the full year period.  The increase in income tax expense is mainly due to higher pre-tax income in the current quarter and a $909,000 credit to income tax expense in the 2017 quarter resulting from the passage of the Tax Cuts and Jobs Act, partially offset by the aforementioned reduction in the statutory federal income tax rate.

Analysis of Earnings – Fourth Quarter Versus Third Quarter 2018

Net income for the fourth quarter of 2018 was relatively unchanged from the third quarter at $10.1 million.  Net interest income increased $884,000, noninterest income, before securities losses, increased $1.2 million and the provision for loan losses decreased $534,000.  These items were almost completely offset by increases in noninterest expense and income tax expense of $847,000 and $1.3 million, respectively.  The increase in net interest income was mainly due to an increase in prepayment penalties and late charges of $424,000 and improved yield on the securities portfolio, partially offset by higher funding costs.  The increase in noninterest income, before securities losses, was mainly due to the aforementioned gain on the sale of bank premises.   The decrease in the provision for loan losses, from a credit provision of $1.8 million in the third quarter to a credit provision of $2.3 million in the fourth quarter, was mainly due to an improvement in economic conditions partially offset by provisioning for loan growth.  The increase in noninterest expense was primarily due to higher salaries, marketing and consulting expense.  The increase in income tax expense was driven by higher pretax earnings in the fourth quarter and a $717,000 tax credit in the third quarter resulting from accelerated tax depreciation from a cost segregation study.

Asset Quality

The Bank’s allowance for loan losses to total loans (reserve coverage ratio) was 1.15% at year-end 2017 and trended down to .94% by December 31, 2018.

The provision (credit) for loan losses was ($1.8 million) and $4.9 million in 2018 and 2017, respectively.  The credit provision in 2018 was driven mainly by an improvement in economic conditions and a reduction in historical losses, partially offset by loan growth and net chargeoffs.  The provision in 2017 was driven by loan growth and net chargeoffs, partially offset by improved economic conditions and a decline in specific reserves.

The credit quality of the Bank’s loan and securities portfolios remain excellent.  Nonaccrual loans, troubled debt restructurings and loans past due 30 through 89 days all remain at very low levels.

Capital

The Corporation’s Tier 1 leverage capital ratio was approximately 9.4% at December 31, 2018 and its risk-based capital ratios remain strong.  The strength of the Corporation’s balance sheet positions the Corporation for continued growth in a measured and disciplined fashion.

The deliberate slowing of balance sheet growth has eliminated the need to raise capital through the DRP Plan and has provided the Corporation with an opportunity to control capital growth through stock repurchases at what management believes to be very attractive pricing.  In this regard, effective with the second quarter 2018 cash dividend, the Corporation reduced the optional quarterly cash purchase limit per shareholder under the DRP Plan from $75,000 to $5,000.  This change substantially reduced the number of shares issued under the DRP Plan resulting in less dilution to earnings per share.  Sale of shares under the DRP Plan contributed $18.2 million and $22.6 million to capital in 2018 and 2017, respectively, with a substantial portion of the 2018 amount generated during the first half of the year.  In addition, in October 2018, the Corporation’s Board of Directors approved a common stock repurchase program in an amount up to $20 million.  Under this program, the Corporation may repurchase shares from time to time through open market purchases, privately negotiated transactions or in any manner that is compliant with applicable securities laws.

Key Strategic Initiatives and Challenges We Face

The Bank’s strategy remains focused on increasing shareholder value through loan and deposit growth when conditions warrant and the maintenance of stellar credit quality, a strong efficiency ratio and an optimal amount of capital.  We currently have fifty-two branches in Nassau and Suffolk Counties, Long Island and the New York City boroughs of Queens, Brooklyn and Manhattan and will continue to open new branches but at a slower pace.  In addition, management is also focused on growing noninterest income from existing and potential new sources, which may include the development or acquisition of fee-based businesses.

As previously discussed, in response to the flattening yield curve management implemented a variety of measures designed to stabilize net interest margin and reduce operating expenses and thereby enable continued earnings growth.  Additional steps are likely.  As a result of actions already taken, quarterly net interest margin increased in the fourth quarter of 2018 as compared to the third quarter.  However, net interest margin remains under pressure and is expected to be negatively impacted by further deposit repricings and increases in the federal funds rate.  Management will continue to be measured and disciplined in its approach to the deposit repricings, deposit rate promotions and loan growth, and will not meaningfully loosen its underwriting standards to improve net interest margin.  Assuming the persistence of the relatively flat yield curve, management believes that net interest margin for 2019 could be approximately 2.55%.

With respect to its lending activities, the Bank will continue to prudently manage concentration and credit risk and maintain its broker and correspondent relationships.  Commercial mortgage loans will be emphasized over residential mortgage loans because of the better yield and shorter duration that such mortgages generally provide.  Small business credit scored loans, equipment finance loans and SBA loans, along with the Bank’s traditional commercial and industrial loan products, will be originated to diversify the Bank’s loan portfolio and help mitigate the impact on net interest margin of the flattening yield curve.

In the current environment, banking regulators are concerned about, among other things, growth, commercial real estate concentrations, underwriting of commercial real estate and commercial and industrial loans, capital levels, liquidity, cyber security and predatory sales practices.  Regulatory requirements, the cost of compliance and vigilant supervisory oversight are exerting downward pressure on revenues and upward pressure on required capital levels and operating expenses.

 CONSOLIDATED BALANCE SHEETS

(Unaudited)

	12/31/18	12/31/17
	(dollars in thousands)
Assets:
Cash and cash equivalents	$47,358	$69,672

Investment securities:
Held-to-maturity, at amortized cost (fair value of $5,552 and $7,749)	5,504	7,636
Available-for-sale, at fair value	758,015	720,128
	763,519	727,764
Loans:
Commercial and industrial	98,785	109,623
Secured by real estate:
Commercial mortgages	1,281,295	1,193,007
Residential mortgages	1,809,651	1,558,564
Home equity lines	67,710	83,625
Consumer and other	5,958	5,533
	3,263,399	2,950,352
Allowance for loan losses	(30,838)	(33,784)
	3,232,561	2,916,568

Restricted stock, at cost	40,686	37,314
Bank premises and equipment, net	41,267	39,648
Bank-owned life insurance	80,925	59,665
Pension plan assets, net	15,154	19,152
Deferred income tax benefit	3,447	—
Other assets	16,143	24,925
	$4,241,060	$3,894,708
Liabilities:
Deposits:
Checking	$935,574	$896,129
Savings, NOW and money market	1,590,341	1,602,460
Time, $100,000 and over	309,165	203,890
Time, other	249,892	119,518
	3,084,972	2,821,997

Short-term borrowings	388,923	281,141
Long-term debt	362,027	423,797
Accrued expenses and other liabilities	16,951	10,942
Deferred income taxes payable	—	2,381
	3,852,873	3,540,258
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 25,422,740 and 24,668,390 shares	2,542	2,467
Surplus	145,163	127,122
Retained earnings	249,922	224,315
	397,627	353,904
Accumulated other comprehensive income (loss), net of tax	(9,440)	546
	388,187	354,450
	$4,241,060	$3,894,708

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Twelve Months Ended		Three Months Ended
	12/31/18	12/31/17	12/31/18	12/31/17
	(dollars in thousands)
Interest and dividend income:
Loans	$112,784	$97,027	$29,143	$25,217
Investment securities:
Taxable	12,040	7,754	3,765	1,871
Nontaxable	13,413	13,484	3,220	3,372
	138,237	118,265	36,128	30,460
Interest expense:
Savings, NOW and money market deposits	12,105	7,113	3,282	2,139
Time deposits	10,452	5,479	2,923	1,493
Short-term borrowings	4,858	1,345	1,832	359
Long-term debt	8,315	7,772	1,916	2,069
	35,730	21,709	9,953	6,060
Net interest income	102,507	96,556	26,175	24,400
Provision (credit) for loan losses	(1,755)	4,854	(2,302)	1,651
Net interest income after provision (credit) for loan losses	104,262	91,702	28,477	22,749

Noninterest income:
Investment Management Division income	2,175	2,090	510	525
Service charges on deposit accounts	2,634	2,792	689	673
Net losses on sales of securities	(10,406)	(1,866)	(5,446)	(1,940)
Other	7,876	5,145	2,780	1,268
	2,279	8,161	(1,467)	526
Noninterest expense:
Salaries	27,926	25,373	7,031	6,518
Employee benefits and other personnel expense	8,539	7,268	2,087	1,752
Occupancy and equipment	11,686	10,245	2,944	2,721
Other	11,755	11,966	3,027	3,652
	59,906	54,852	15,089	14,643
Income before income taxes	46,635	45,011	11,921	8,632
Income tax expense	5,062	9,889	1,831	1,066
Net income	$41,573	$35,122	$10,090	$7,566

EARNINGS PER SHARE

(Unaudited)

	Twelve Months Ended		Three Months Ended
	12/31/18	12/31/17	12/31/18	12/31/17
	(dollars in thousands, except per share data)

Net income	$41,573	$35,122	$10,090	$7,566
Income allocated to participating securities	115	128	29	27
Income allocated to common stockholders	$41,458	$34,994	$10,061	$7,539

Weighted average:
Common shares	25,293,698	24,219,813	25,462,274	24,586,980
Dilutive stock options and restricted stock units	164,301	255,333	135,237	260,135
	25,457,999	24,475,146	25,597,511	24,847,115
Per Share:
Basic EPS	$1.64	$1.44	$.40	$.31
Diluted EPS	1.63	1.43	.39	.30
Cash Dividends Declared	.64	.58	.17	.15

FINANCIAL RATIOS

(Unaudited)

ROA	1.00%	.95%	.95%	.79%
ROE	11.09%	10.51%	10.39%	8.52%
Net Interest Margin	2.64%	2.91%	2.68%	2.87%
Dividend Payout Ratio	39.26%	40.56%	43.59%	50.00%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	12/31/18		12/31/17
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$909		$2,594
Past due 90 days or more and still accruing	—		—
Nonaccrual	1,663		900
	2,572		3,494
Troubled debt restructurings:
Performing according to their modified terms	1,289		785
Past due 30 through 89 days	—		162
Past due 90 days or more and still accruing	—		—
Nonaccrual	472		100
	1,761		1,047
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	1,289		785
Past due 30 through 89 days	909		2,756
Past due 90 days or more and still accruing	—		—
Nonaccrual	2,135		1,000
	4,333		4,541
Other real estate owned, net of valuation allowance of $725	—		5,125
	$4,333		$9,666

Allowance for loan losses	$30,838		$33,784
Allowance for loan losses as a percentage of total loans	.94%		1.15%
Allowance for loan losses as a multiple of nonaccrual loans	14.4	x	33.8	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Twelve Months Ended December 31,
	2018			2017
(dollars in thousands)	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate
Assets:
Interest-earning bank balances	$29,588	$561	1.90%	$25,356	$281	1.11%
Investment securities:
Taxable	357,650	11,479	3.21	327,491	7,473	2.28
Nontaxable (1)	451,174	16,978	3.76	461,149	20,744	4.50
Loans (1)	3,177,519	112,790	3.55	2,758,116	97,040	3.52
Total interest-earning assets	4,015,931	141,808	3.53	3,572,112	125,538	3.51
Allowance for loan losses	(34,960)			(32,022)
Net interest-earning assets	3,980,971			3,540,090
Cash and due from banks	36,377			31,555
Premises and equipment, net	40,240			36,279
Other assets	119,753			87,926
	$4,177,341			$3,695,850

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,720,936	12,105.70		$1,635,044	7,113.44
Time deposits	493,584	10,452	2.12	305,029	5,479	1.80
Total interest-bearing deposits	2,214,520	22,557	1.02	1,940,073	12,592.65
Short-term borrowings	210,023	4,858	2.31	132,137	1,345	1.02
Long-term debt	413,564	8,315	2.01	408,170	7,772	1.90
Total interest-bearing liabilities	2,838,107	35,730	1.26	2,480,380	21,709.88
Checking deposits	953,828			872,660
Other liabilities	10,530			8,722
	3,802,465			3,361,762
Stockholders' equity	374,876			334,088
	$4,177,341			$3,695,850
Net interest income (1)		$106,078			$103,829
Net interest spread (1)			2.27%			2.63%
Net interest margin (1)			2.64%			2.91%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. For 2018, the tax-equivalent amount of $1.00 of nontaxable income was $1.27 using the statutory federal income tax rate of 21%. For 2017, the tax-equivalent amount of $1.00 of nontaxable income was $1.54 using the statutory federal income tax rate of 35%.

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended December 31,
	2018			2017
(dollars in thousands)	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate
Assets:
Interest-earning bank balances	$28,081	$161	2.27%	$28,025	$90	1.27%
Investment securities:
Taxable	366,907	3,604	3.93	296,483	1,781	2.40
Nontaxable (1)	424,301	4,076	3.84	464,095	5,188	4.47
Loans (1)	3,227,026	29,144	3.61	2,867,575	25,220	3.52
Total interest-earning assets	4,046,315	36,985	3.66	3,656,178	32,279	3.53
Allowance for loan losses	(33,708)			(33,267)
Net interest-earning assets	4,012,607			3,622,911
Cash and due from banks	34,733			30,857
Premises and equipment, net	40,590			38,870
Other assets	122,346			93,253
	$4,210,276			$3,785,891

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,637,586	3,282.80		$1,658,460	2,139.51
Time deposits	541,207	2,923	2.14	315,504	1,493	1.88
Total interest-bearing deposits	2,178,793	6,205	1.13	1,973,964	3,632.73
Short-term borrowings	271,987	1,832	2.67	113,185	359	1.26
Long-term debt	377,516	1,916	2.01	426,811	2,069	1.92
Total interest-bearing liabilities	2,828,296	9,953	1.40	2,513,960	6,060.96
Checking deposits	983,914			910,807
Other liabilities	12,706			8,760
	3,824,916			3,433,527
Stockholders' equity	385,360			352,364
	$4,210,276			$3,785,891
Net interest income (1)		$27,032			$26,219
Net interest spread (1)			2.26%			2.57%
Net interest margin (1)			2.68%			2.87%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. For 2018, the tax-equivalent amount of $1.00 of nontaxable income was $1.27 using the statutory federal income tax rate of 21%. For 2017, the tax-equivalent amount of $1.00 of nontaxable income was $1.54 using the statutory federal income tax rate of 35%.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”).  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018.  The Form 10-K will be available through the Bank’s website at www.fnbli.com on or about March 15, 2019, after it is electronically filed with the SEC.  Our SEC filings are also available on the SEC’s website at www.sec.gov.